FOR IMMEDIATE RELEASE

MEDIA CONTACT:                      STOCKHOLDER CONTACT:
Mary Ann Susco                      Marco Acosta
(212) 850-1382                      (212) 850-1333
suscom@jwseligman.com               acostam@jwseligman.com

                 TRI-CONTINENTAL CORPORATION (NYSE: TY) DECLARES
                           FIRST QUARTER DISTRIBUTION

NEW YORK, February 14, 2008 - The Board of Directors of Tri-Continental Corporation (NYSE: TY) today declared a first quarter distribution of $0.633 per share of Common Stock and $0.625 per share of Preferred Stock. Distributions on Common Stock will be paid on March 26, 2008 to Common Stockholders of record on March 18, 2008, and distributions on Preferred Stock will be paid on April 1, 2008 to Preferred Stockholders of record on March 18, 2008. The ex-dividend date for both the Common Stock and for the Preferred Stock is March 14, 2008. Common Stockholders may elect to receive all or a portion of their distribution in additional shares.

The $0.633 per share distribution on the Common Stock is in accordance with the Corporation's distribution policy, which calls for quarterly distributions to Common Stockholders equal to 2.75% of the net asset value (NAV) attributable to the Corporation's Common Stock at the end of the prior calendar quarter (or approximately 11% annually), consisting of distributions of income, and one or both of net realized capital gains and returns of capital.

Tri-Continental Corporation is one of the nation's largest, diversified, publicly traded closed-end equity investment companies and has paid dividends for 64 consecutive years. The Corporation is managed by J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds.

The net asset value of shares may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. Tri-Continental Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

Distributions by the Corporation under its new distribution policy may include a return of capital. A return of capital is not net profits of the Corporation (i.e., a return on your investment) but instead a return of a portion of your original investment.

There is no guarantee that the Corporation's investment goals/objective will be met, and you could lose money.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information) may be obtained by calling 800-TRI-1092. The prospectus should be read carefully before investing in the Corporation.